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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Matria Healthcare, Inc.


We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of Matria Healthcare, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, common shareholders' equity and comprehensive earnings (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," effective January 1, 2002.




                                                    /s/ KPMG LLP


Atlanta, Georgia
October 24, 2003